CONSENT AND ACKNOWLEDGEMENT

The undersigned is a proposed director of Intrawest Resorts Holdings, INC. (the ``Company’’). As such, the undersigned understands that he or she must be included in the Company’s prospectus as a proposed director. Accordingly, the undersigned hereby consents to the inclusion of the undersigned’s name as a proposed director, along with a description of the undersigned’s business experience, in the Company’s Registration Statement on Form S-1, including any amendments there to, filed with the Securities and Exchange Commission.

/s/ Timothy Jay
Name:	Timothy Jay
Date:	January 12, 2014